[GRAPHIC OMITTED][GRAPHIC OMITTED]



              FOR IMMEDIATE RELEASE                            Contact:
                                                            Donna Dolan
                                                           800.322.6007
                                                            ir@nrvh.com



             NATIONAL R.V. HOLDINGS ANNOUNCES FINANCIAL RESULTS FOR
                             THE THIRD QUARTER 2005


Perris, CA, November 8, 2005 - National R.V. Holdings, Inc. (NYSE: NVH), a leading manufacturer of recreational vehicles, today announced financial results for its third quarter ended September 30, 2005.

Net sales were $108.2 million in the third quarter of 2005, down 4% from $112.5 million in the third quarter of 2004. For the nine months ended September 30, 2005, net sales increased 7% to $357.1 million, from $335.0 million in the first nine months of 2004.

The Company recorded a net loss of $5.9 million and $12.8 million for the third quarter and first nine months of 2005, respectively, compared to net income of $0.1 million and $3.3 million in the third quarter and in the first nine months of 2004, respectively. These figures correspond to a net loss of $0.57 per diluted share in the third quarter of 2005 and $1.24 per diluted share in the first nine months of 2005, compared to net income of $0.01 per diluted share for the third quarter of 2004 and $0.31 per diluted share for the first nine months of 2004. The Company established a full valuation allowance against its deferred tax asset in its December 31, 2004 financial results and consequently, the 2005 third quarter and year-to-date results do not include an income tax benefit.

The gross profit margin for the quarter ended September 30, 2005 was 2.0% compared to 7.0% for the same period last year. For the nine-months ended September 30, 2005, the gross profit margin was 2.8% compared to 7.3% for the same period last year. The primary factors that led to the decrease in gross margins, in order of significance, were (1) higher sales incentive costs, (2) high production inefficiencies, (3) higher warranty costs, and (4) other increases in overhead including higher spending on inventory control and product development. The high sales incentive costs, concentrated on the Company's lower-priced products, were driven by an oversupply of product in a weakening market. The production inefficiency costs were also concentrated primarily at the Company's Perris, California plant and were driven by challenges with 2006 model-year introductions, commodity flow difficulties, and the working down of excess work-in-process inventory, combined with lower production rates leading to lower fixed-cost absorption.

The third quarter of 2005 was marked by a shift in mix to higher-priced diesel motorhomes, compared to the third quarter of 2004, but this change was more than offset by declining unit shipments resulting in a decline in net sales. Wholesale unit shipments of diesel motorhomes for the quarter ended September 30, 2005 were 302, down 4% from 315 units shipped during the same period last year. Shipments of gas motorhomes for the third quarter of 2005 were 303, down 35% compared to the 466 gas units sold during the same period last year. The decrease in net sales is mainly the result of declining consumer confidence resulting, in part, from the natural disasters that occurred during the third quarter combined with economic factors of higher interest rates and fuel prices which has perpetuated the industry-wide slump in demand for Class A motorhomes.

Wholesale unit shipments of diesel motorhomes were 1,087 for the nine months ended September 30, 2005, up 3% from 1,051 units during the same period last year. Wholesale unit shipments of gas motorhomes were 1,073 for the first nine months of 2005, down 20% from 1,334 units during the same period last year. The increase in net sales for the nine-month period ended September 30, 2005 is mainly attributable to the change in the sales mix to include more of the highline diesel motorhomes, which have higher average sales prices than midline diesel units and gas powered units.

"The decrease in consumer sentiment in the third quarter has exacerbated the industry-wide slump in demand for Class A motorhomes. This condition, which we first started to experience in a meaningful way in the second quarter, has continued into the third," said Brad Albrechtsen, National R.V. Holdings' President and Chief Executive Officer. "As a result, our third quarter sales lagged compared to last years' third quarter. The demand for our products has not declined uniformly across all of our brands, though, as we have continued to see relatively strong demand for our highline products. The use of sales incentives on our lower priced gasoline-powered and diesel motorhomes continued into the third quarter, but at a lower rate than in the second quarter. We are maintaining reduced production rates for these products."

Operating expenses for the third quarter of 2005 were $7.7 million, or 7.1% of net sales, and $21.8 million, or 6.1% of sales, for the first nine months of 2005, which compares to $6.4 million, or 5.7% of net sales, for the third quarter of 2004 and $17.3 million, or 5.2% of net sales, for the first nine months of 2004. Higher selling and marketing expenses and new dealer marketing programs, higher audit and professional fees as well as higher costs related to compliance with the Sarbanes-Oxley Act, including personnel expenses, were the major contributors to the higher operating costs for the quarter.

Tom Martini, National RV Holdings' Chief Financial Officer stated, "During the third quarter, we continued to focus on inventory, which declined by $4.9 million, compared to the second quarter of 2005. The work-in-process inventory declined by $7.7 million, but was offset by increases in the finished goods inventory of $2.7 million, as the continued softness in the RV markets prevented us from reaching our goal of reductions in this area. Production rates have been adjusted to, or below, the current retail rates and with continuing monitoring and some stability in the RV markets, we believe that the finished goods inventory will be reduced during the fourth quarter of 2005. On a sequential basis, the $4.9 million reduction in inventories during the quarter was more than offset by a pay down in accounts payable of $12.7 million as a result of our reduced production rates, reduced work-in-process inventory and the timing of chassis receipts and payments. The reduction in accounts payable was funded with an increase in borrowing on the line of credit."

"During the quarter," commented Albrechtsen, "we continued the efforts begun in the second quarter to first, reduce inventories, and second, to reduce costs, and we continue to focus on both going into the fourth quarter. We are determined to become profitable, even in a difficult market. The $7.7 million reduction in work-in-process inventories, while costly during the third quarter, is allowing us to operate much more efficiently in the fourth quarter. Further cost reductions taking place during the fourth quarter are setting the stage for a profitable first quarter of 2006, even if the industry stays down. However, should the market weaken further, or begin to affect our highline diesel business, which to this point has remained largely unaffected, we would continue to incur losses--though we would expect them to be much smaller as we no longer have the high sales incentive costs associated with the significant level of excess inventories we produced in the first half of the year.

"We are also continuing our efforts to sign new dealers and to introduce new products," continued Albrechtsen. "As previously announced, we have rolled out both lower-priced gas and diesel units here in the fourth quarter, both in segments that seem to be doing relatively well in this weak market. We were also pleased with our performance at the recent RVIA show in Pomona, California, where we sold over 70 units, compared to around 60 last year, despite show attendance that was down nearly 8%."

Recent Events

As previously reported, the Company recently completed its audit and filed its Annual Report on form 10-K for 2004 with the Securities and Exchange Commission
(SEC) and has recently completed its Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005, and is now current in its filings with the SEC. Effective with the filing of its first and second Quarterly Reports on Forms 10-Q, the Company dismissed its former independent registered public accounting firm and engaged Swenson Advisors LLP as its new independent registered public accounting firm.

The Company has received notification from the New York Stock Exchange (NYSE) that it was not in compliance with the NYSE's new continued listing standards. The Company is considered "below criteria" by the NYSE because its total market capitalization was less than $75 million over a consecutive 30 trading-day period and its shareholders' equity was less than $75 million as of June 30, 2005. While the Company was in compliance with previous continued listing standards set forth by the NYSE, the NYSE adopted new continued listing standards, effective June 2005, which increased the former standards significantly.

In accordance with the continued listing criteria set forth by the NYSE, the Company intends to present a plan to the NYSE within 45 days of its receipt of formal notice, demonstrating how it intends to comply with the continued listing standards within 18 months of its receipt of the notice. The NYSE may take up to 45 days to review and evaluate the plan after it is submitted. If the plan is accepted, the Company will be subject to quarterly monitoring for compliance by the NYSE. If the NYSE does not accept the plan, or if the Company is unable to achieve compliance with the NYSE's continued listing criteria through its implementation of the plan, the Company will be subject to NYSE trading suspension and delisting, at which time the Company would intend to apply to have its shares listed on another stock exchange or quotation system.

"National RV Holdings, Inc. has been listed on the New York Stock Exchange for nearly seven years. We are committed to remaining a NYSE-listed company and to offer our stockholders a liquid market for their holdings," explained Albrechtsen.

Conference Call

National R.V. Holdings' management team will host a live audio webcast to discuss its third quarter financial results and recent events. The webcast of the conference call will be held today at 10:00 a.m., PST (1:00 p.m. EST). To listen to the conference call via the Internet, please visit National R.V. Holdings' website at www.nrvh.com at least 10 minutes prior to the start of the call in order to register, download and install any necessary software.

About National R.V. Holdings, Inc.

National R.V. Holdings, Inc., through its two wholly owned subsidiaries, National RV, Inc. (NRV) and Country Coach, Inc. (CCI), is one of the nation's leading producers of motorized recreation vehicles. NRV is located in Perris, California where it produces Class A gas and diesel motor homes under model names Dolphin, Islander, Sea Breeze, Tradewinds and Tropi-Cal. CCI is located in Junction City, Oregon where it produces high-end Class A diesel motor homes under the model names Affinity, Allure, Inspire, Intrigue, and Magna, and bus conversions under the Country Coach Prevost brand.

This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, the cyclical nature of the recreational vehicle industry; continuation of losses; seasonality and potential fluctuations in the Company's operating results; any material weaknesses in the Company's internal control over financial reporting or the failure to remediate any of the previously disclosed material weaknesses; any failure to implement required new or improved controls; the Company's ability to maintain its stock exchange listing; the Company's dependence on chassis suppliers; potential liabilities under dealer/lender repurchase agreements; competition; government regulation; warranty claims; product liability; and dependence on certain dealers and concentration of dealers in certain regions. Certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested are set forth in the Company's filings with the Securities and Exchange Commission (SEC) and the Company's public announcements, copies of which are available from the SEC or from the Company upon request.

                                                       # # #

                                           NATIONAL R.V. HOLDINGS, INC.
                                            CONSOLIDATED BALANCE SHEETS
                              (In thousands, except share and per share amounts)

                                                                                                 September 30,       December 31,
                                                                                                      2005               2004
                                                                                                -----------------  ---------------
                                                                                                  (Unaudited)

ASSETS
Current assets:
   Cash and cash equivalents...............................................................     $          11   $           11
   Restricted cash.........................................................................                25              251
   Receivables, less allowance for doubtful accounts of $250 and $137, respectively........            22,902           19,976
   Inventories, net........................................................................            76,956           74,826
   Deferred income taxes...................................................................             1,008            1,294
   Note receivable.........................................................................               243            2,213
   Prepaid expenses........................................................................             2,363            2,924
                                                                                                --------------  ---------------

     Total current assets..................................................................           103,508          101,495
   Property, plant and equipment, net......................................................            39,018           37,809
   Other assets............................................................................             1,411            1,338
                                                                                                --------------  ---------------
                                                                                                $     143,937   $      140,642
                                                                                                ==============  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable........................................................................     $      17,410   $       16,612
   Accrued expenses........................................................................            25,051           22,242
   Line of credit..........................................................................            22,134           12,690
   Book overdraft..........................................................................             5,010              803
   Current portion of capital leases.......................................................                51               51
                                                                                                --------------  ---------------
     Total current liabilities.............................................................            69,656           52,398
   Long-term accrued expenses..............................................................             6,084            7,069
   Deferred income taxes...................................................................             1,008            1,294
   Long-term portion of capital leases.....................................................               161              185
                                                                                                --------------  ---------------
     Total liabilities.....................................................................            76,909           60,946
                                                                                                --------------  ---------------

Commitments and contingent liabilities.....................................................                 --                --

Stockholders' equity:
   Preferred stock - $0.01 par value; 5,000 shares authorized, 4,000 issued and outstanding                 --                --
   Common stock - $0.01 par value; 25,000,000 shares authorized, 10,339,484 and 10,302,109
     issued and outstanding, respectively..................................................               103              103
   Additional paid-in capital..............................................................            37,563           37,423
   Retained earnings.......................................................................            29,362           42,170
                                                                                                --------------  ---------------
     Total stockholders' equity............................................................            67,028           79,696
                                                                                                --------------  ---------------
                                                                                                $     143,937   $      140,642
                                                                                                ==============  ===============

               The accompanying notes are an integral part of the consolidated financial statements.






                                           NATIONAL R.V. HOLDINGS, INC.

                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (In thousands, except per share amounts)
                                                    (Unaudited)

                                                                  Three-Months Ended                     Nine-Months Ended
                                                                     September 30,                         September 30,
                                                          -------------------------------  ------------------------------------
                                                             2005             2004               2005               2004
                                                          --------------  ---------------  -----------------  -----------------

(Restated) (Restated)

Net sales...........................................      $     108,232   $      112,525   $        357,082    $       334,953
Cost of goods sold..................................            106,067          104,606            347,201            310,336
                                                          --------------  ---------------  -----------------  -----------------
   Gross profit.....................................              2,165            7,919              9,881             24,617
Selling expenses....................................              4,335            3,003             11,289              8,298
General and administrative expenses.................              3,346            3,063             10,489              8,642
Other expense.......................................                  --            374                  --                374
                                                          --------------  ---------------  -----------------  -----------------
   Operating income (loss)..........................             (5,516)           1,479            (11,897)             7,303
Interest expense....................................                395               52                983                130
Other expense (income)..............................                 19              (25)               (72)               (72)
                                                          --------------  ---------------  -----------------  -----------------
   Income (loss) from continuing operations before               (5,930)           1,452            (12,808)             7,245
     income taxes...................................
Provision for income taxes..........................                  --              608                --              2,835
                                                          --------------  ---------------  -----------------  -----------------
   Income (loss) from continuing operations.........             (5,930)             844            (12,808)             4,410
                                                          --------------  ---------------  -----------------  -----------------
Loss from discontinued operations...................                  --           1,532                  --             2,155
Gain from sale of discontinued operations...........                  --            (281)                 --               (281)
Benefit for income taxes............................                  --            (524)                 --               (737)
                                                          --------------  ---------------  -----------------  -----------------
Net loss from discontinued operations...............                  --             (727)                --             (1,137)
                                                          --------------  ---------------  -----------------  -----------------
Net income (loss)...................................      $      (5,930)  $          117            (12,808)             3,273
                                                          ==============  ===============  =================  =================

Basic earnings (loss) per common share:
   Continuing operations............................      $       (0.57)  $         0.08   $          (1.24)   $          0.43
   Discontinued operations..........................      $           --   $        (0.07)  $              --   $        (0.11)
                                                          --------------  ---------------  -----------------  -----------------
   Total............................................      $       (0.57)  $         0.01   $          (1.24)   $          0.32
                                                          ==============  ===============  =================   ================

Diluted earnings (loss) per common share:
   Continuing operations............................      $       (0.57)  $         0.08   $          (1.24)   $          0.42
   Discontinued operations..........................      $           --   $       (0.07)  $              --   $         (0.11)
                                                          --------------  ---------------  -----------------   ----------------
   Total............................................      $       (0.57)  $         0.01   $          (1.24)   $          0.31
                                                          ==============  ===============  =================  =================

Weighted average number of shares:
   Basic............................................             10,339           10,222             10,338             10,203
   Diluted..........................................             10,339           10,426             10,338             10,392

               The accompanying notes are an integral part of the consolidated financial statements.







                                           NATIONAL R.V. HOLDINGS, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (In thousands)
                                                    (Unaudited)

                                                                                  Nine-Months Ended
                                                                                    September 30,
                                                                             -----------------------------
                                                                                 2005           2004
                                                                             -------------- --------------
                                                                                             (Restated)
Cash flows from operating activities:
   Net income (loss)......................................................   $     (12,808) $       3,273
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation and amortization........................................           2,760          2,881
     Bad debt expense (recovery)..........................................             126             (1)
     Reserve and write down of inventories................................           2,630          1,764
     Loss (gain) on asset disposal........................................             (35)            61
     Deferred income tax provision........................................               --          1,897
     Changes in assets and liabilities:
        Decrease in restricted cash.......................................             226              --
        Increase in receivables...........................................          (3,052)        (2,500)
        Increase in inventories...........................................          (5,154)       (25,821)
        Decrease (increase) in prepaid expenses...........................             641         (1,612)
        Increase in accounts payable......................................             798          8,209
        Increase in accrued expenses......................................           1,824            874
                                                                             -------------- --------------

     Net cash used in operating activities................................         (12,044)       (10,975)
                                                                             -------------- --------------

Cash flows from investing activities:
   Decrease in other assets...............................................              45             10
   Repayments on note receivable..........................................           1,970              --
   Proceeds from sale of assets...........................................              75          1,932
   Proceeds from sale of discontinued operations..........................               --            500
   Purchase of property, plant and equipment..............................          (3,577)        (3,372)
                                                                             -------------- --------------

     Net cash used in investing activities................................          (1,487)          (930)
                                                                             -------------- --------------

Cash flows from financing activities:
   Net advances on line of credit.........................................           9,444          2,150
   Deferred financing costs...............................................            (236)             --
   Increase in book overdraft.............................................           4,207          7,228
   Principal payments on capital leases...................................             (24)             --
   Principal payments on long-term debt...................................               --            (18)
   Proceeds from issuance of common stock.................................             140            497
                                                                             -------------- --------------

     Net cash provided by financing activities............................          13,531          9,857
                                                                             -------------- --------------
Net decrease in cash and cash equivalents.................................               --         (2,048)
Cash and cash equivalents, beginning of the year..........................              11          2,059
                                                                             -------------- --------------
Cash and cash equivalents, end of period..................................   $          11  $          11
                                                                              =============   ============

Supplementary cash flow information:
Reclassification of inventory on operating lease..........................   $         394  $           --
                                                                             ============== ==============

               The accompanying notes are an integral part of the consolidated financial statements.